Exhibit 99.1

Scio Diamond Technology Corporation Announces Credit Facility Extension

Equity Investments Made by Members of its Board of Directors

GREENVILLE, SC, October 22, 2014 /CNW/ – Scio Diamond Technology Corporation (OTCBB: SCIO) (hereinafter "Scio Diamond" or the "Company") a manufacturer of lab-grown diamond for the gemstone and industrial marketplace, announced today that it has extended its credit facility with Platinum Capital Partners, LP.

"The extension puts Scio Diamond in good standing on all terms and conditions of its credit facility.  Platinum has been a strong financing partner for Scio Diamond and the extension shows their confidence in management and the Company's direction," said Jonathan Pfohl, Scio Diamond Chief Financial Officer.

In addition to extending its credit facility, the Company is pleased to announce that three members of its Board of Directors: Bern McPheely, Chairman, Bruce Likly, Vice Chairman and Lewis Smoak have each made recent equity investments in the Company.  "These investments show strong confidence by our Board in our current business plan, performance against goals and strategic direction," said Gerald McGuire, Scio Diamond President and Chief Executive Officer.

About Scio Diamond Technology Corp

Scio Diamond employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting.  These are known as "lab-grown" diamonds. Lab-grown diamonds are chemically, physically and optically identical to "earth-mined" diamonds. The Company's manufacturing process produces high-quality, high-purity, single-crystal colorless, near colorless and fancy colored diamonds.

Scio's technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds.  Additionally, Scio is capable of producing diamonds that have the structural, optical and electronic properties needed for advanced industrial, medical and semiconductor applications.  For more information please visit the company website at www.sciodiamond.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "may," "will," "should," "could," "would," "forecast," "potential," "continue," "contemplate," "expect," "anticipate," "estimate," "believe," "intend," "or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SOURCE: Scio Diamond Technology Corporation

For further information:     Gerald McGuire at GMcGuire@Sciodiamond.com